INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is made and entered into as of December 18, 2006 (the “Effective Date”) between Dennis P. Gauger (hereinafter referred to as “Contractor”) whose address is 620 East 100 North, Alpine, Utah 84004, and Golden Phoenix Minerals, Inc., a Minnesota corporation with its principal executive office located at 1675 East Prater Way, Suite 102, Sparks, Nevada 89434 (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, the Company desires to obtain the services of Contractor as its Chief Financial Officer and in such other capacities as the Company deems appropriate;

WHEREAS, Contractor desires to perform services for the Company; and

WHEREAS, the Company and Contractor desire to set forth in the Agreement the terms and conditions of such relationship.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto do promise and agree as follows:

1.	DUTIES OF CONTRACTOR

1.1          During the term hereof, Contractor agrees to use his best efforts and devote such time as may be reasonably necessary to perform the duties listed in Exhibit “A” hereto (the “Services”). Contractor agrees to report directly to the President, Chief Executive Officer, the Board of Directors and the Audit Committee of the Company and be readily available to consult with and assist the Chief Executive Officer and other management of the Company in the performance of their duties.

1.2          While Contractor has the right to enter into engagements to perform services for other entities, Contractor agrees that during the term hereof he will not perform any services for any entity which directly or indirectly competes with the Company or otherwise creates a conflict of interest. Contractor certifies that Contractor has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Contractor from complying with the provisions hereof.

1.3          Contractor shall conduct all of his business in his own name and in such manner as consistently exhibits high standards and integrity.

1.4          Contractor shall abide by the policies from time to time established by the Company.

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1.5          Contractor agrees to perform all services under this Agreement in compliance with all applicable federal and state securities laws.

2.	OBLIGATIONS OF THE COMPANY

2.1          The Company agrees to pay Contractor in accordance with the schedule listed in Exhibit “B” attached hereto.

2.2          The Company shall exercise no control over the conduct of the Contractor’s business relating to the provision of services to companies or clients other than the Company, and the Company shall not be responsible for any act of the Contractor in the conduct of such business.

3	AGENCY

The parties hereto agree that the scope of Contractor’s agency hereunder is limited to performing the services identified in Exhibit “A” and that Contractor is not authorized to make any representation, agreement or contract, or incur any obligation or indebtedness on behalf of the Company of any kind, regardless of the nature thereof, except as authorized by the Board of Directors of the Company.

4	CONFIDENTIALITY

4.1           “Confidential Information” shall mean any and all information concerning any aspect of Company’s business or products including but not limited to the Company’s products, design information, engineering details, technical specifications, schematics, pricing data, production plans, business sources and strategies, stock profile/investor relations plans, customer lists, business opportunities, financial or marketing techniques, development plans, marketing plans, projects, processes, research materials, intellectual property, and other proprietary information related to the Company’s business that is not generally known to persons not associated with the Company (including, without limitation, information concerning “know-how”, products, product designs, manufacturing processes, techniques, product schematics, trade secrets, inventions, patents, source and object code, data, and works of authorship) or other business information disclosed by the Company either directly or indirectly in writing or orally or that Contractor becomes exposed to while performing Services for the Company.

4.2         Contractor will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party. It is understood that said Confidential Information shall remain the sole property of the Company. Contractor further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Confidential Information does not include information which (i) is known to Contractor at the time of disclosure to Contractor by the Company as

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evidenced by written records of Contractor, (ii) has become publicly known and made generally available through no wrongful act of Contractor, or (iii) has been rightfully received by Contractor from a third party who is authorized to make such disclosure. Without the Company’s prior written approval, Contractor will not directly or indirectly disclose to anyone the contents of this Agreement.

4.3          Contractor agrees that Contractor will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Contractor has an agreement or duty to keep in confidence information acquired by Contractor, if any, and that Contractor will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Contractor will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Contractor under this Agreement.

4.4          Contractor recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Contractor agrees that Contractor owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

4.5        Because the Company is a “public company” with its shares of common stock registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, the Confidential Information supplied to Contractor may be “material” information which has not yet been disclosed to the public markets. Consequently, Contractor may not trade (purchase or sell) the Company’s common stock in the public market so long as it is in possession of the Confidential Information which is “material” information which has not yet been disclosed to the public market by press release and/or in one of the Company’s filings with the Securities Exchange Commission.

4.6          Upon the termination of this Agreement, or upon Company’s earlier request, Contractor will deliver to the Company all of the Company’s property or Confidential Information that Contractor may have in Contractor’s possession or control.

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5	REPORTS

Except as specifically set forth on Exhibit A attached hereto, Contractor agrees that it will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Contractor’s progress in performing the Services hereunder and that Contractor will, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of the Services.

6	EXPENSES

The Company shall reimburse Contractor for all reasonable expenses incurred by the Contractor directly related to the performance of his duties hereunder, including, without limitation, travel, lodging, meals, long distance telephone, and office supplies. Contractor shall be responsible for all other expenses related to the operation of his local office, including, without limitation, insurance, telephone, office supplies, professional licenses and dues, FICA, state and federal taxes, unemployment tax and disability insurance.

7	RELATIONSHIP

The relationship of Contractor to the Company is that of an independent contractor, and nothing contained herein or otherwise shall be construed in such a manner as to constitute Contractor as an employee of the Company. The Company shall not be responsible in any manner for Contractor’s Social Security withholding, federal or state income tax withholding, or any comparable unemployment law of any other appropriate state or jurisdiction and any other amounts required to be withheld or paid by an employer with respect to its employees under any applicable laws or regulations. Contractor agrees to obtain and maintain workers compensation insurance through out the term of this Agreement and to provide the Company with a certificate showing coverage within thirty (30) days of the date first written above.

8	TERM AND TERMINATION

8.1          This Agreement will commence on the Effective Date and will continue until December 31, 2007 (the “Initial Term”) or until termination as provided below. After the Initial Term, this Agreement will automatically renew for one (1) year terms unless notice of termination is provided thirty (30) days prior to the end of the then current term.

8.2        Notwithstanding the provisions of Section 8.1, this Agreement shall terminate immediately upon the breach of any covenant, representation, or obligation herein by either the Contractor or the Company.

8.3          Notwithstanding any other provision, this Agreement will terminate automatically without the necessity of written notice if any of the following events occur:

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8.3.1.	either party files for protection under the bankruptcy laws, or seeks similar protection from its creditors, whether voluntary or involuntary; or

8.3.2.	either party commences winding up or liquidation of its business, whether voluntary or involuntary; or

8.3.3.	either party ceases to do business or becomes incapable of performing its obligations under this Agreement, for any reason.

8.4          Either party may terminate this Agreement for convenience upon ninety (90) days prior written notice.

8.5          Upon termination of this Agreement for any reason, Contractor hereby agrees that he will:

8.5.1

redeliver to the Company all originals and all copies of any and all physical, written, graphical and/or machine readable materials and media (including, for example, notes, notebooks, memoranda, diskettes and photographic slides, prints and negatives) that contain, embody, represent, or disclose the Confidential Information (whether prepared by Contractor hereunder, its advisors or otherwise) and will not retain any copies, extracts, memoranda, notes or reproduction in whole or in part of such material in any media whatsoever; or

8.5.2

destroy all notes, memoranda, documents and other writings in any media whatsoever prepared by Contractor hereunder or its advisors based on the information in the Confidential Information and not redelivered pursuant to Section 8.5.1 above, shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer of Contractor supervising such destruction.

8.6          Upon such termination all rights and duties of the parties toward each other shall cease except Sections 4 (Confidentiality), 7 (Relationship) and 8 (Term and Termination) shall survive termination of this Agreement.

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9	BENEFITS

Contractor acknowledges and agrees, and it is the intent of the parties, that Contractor shall receive no benefits, including disability or unemployment insurance, worker's compensation, medical insurance, or sick leave, from the Company, either as an independent contractor or employee. If Contractor is reclassified by a state or federal agency or court as an employee for tax or other purposes, Contractor will become a non-benefit employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of the Company in effect at the time of such reclassification Contractor would otherwise be eligible for such benefits.

10	ASSIGNMENT

This Agreement may not be assigned by either party without the express prior written consent of the other; provided, however, that (i) if the Company shall merge or consolidate with or into, or transfer substantially all of its assets, including goodwill, in a single transaction or a series of related transactions, to an unrelated purchaser, this Agreement shall be binding upon and inure to the benefit of the successor from such merger, consolidation or sale, and (ii) either party may assign this Agreement to a subsidiary, parent or affiliated entity without obtaining such consent, and (iii) the Company may withhold its consent to a proposed assignment in the event Contractor shall merge or consolidate with or into, or transfer substantially all of its assets, including goodwill, in a single transaction or a series of related transactions, to an unrelated purchaser or purchasers.

11	EQUITABLE RELIEF

Contractor agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Section 4 herein. Accordingly, Contractor agrees that if Contractor breaches Section 4, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Contractor further agrees that no bond or other security shall be required in obtaining such equitable relief and Contractor hereby consents to the issuances of such injunction and to the ordering of such specific performance.

12	INDEMNIFICATION

12.1       Contractor hereby agrees to indemnify and hold the Company, its officers, directors, shareholders, employees and agents, harmless against any and all claims as may be asserted by any third party against the Company based on the performance by Contractor of the Services under the terms of this Agreement.

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12.2      In the event Contractor or his estate or executors becomes a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of Contractor's performance of Contractor's duties hereunder or the fact that Contractor is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the partnership, joint venture, trust or other enterprise, the Company shall, to the maximum extent permitted by applicable law, hold the Contractor harmless from and against any claim, loss or cause of action arising from or relating thereto; provided, however, that the indemnity provided under this Section 12.2 shall not apply with respect to any liability or matter arising from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any breach of the Contractor’s duty of loyalty to the Company, or for any transaction from which the Contractor derived an improper personal benefit. If any claim is asserted against the Contractor for which the Contractor reasonably believes in good faith he is entitled to be indemnified hereunder, the Company shall, at its option and to the maximum extent permitted by applicable law, (i) assume the defense thereof or (ii) pay the Contractor’s reasonable legal expenses (or cause such expenses to be paid) on a quarterly basis, if the Company does not so assume the defense; provided, that the Contractor shall reimburse the Company for such amounts if the Contractor shall be found by a final, non-appealable order of a court of competent jurisdiction or any arbitrator not to be entitled to indemnification hereunder. Contractor shall cooperate as reasonably requested by the Company in the defense of any such threatened or pending action, suit or proceeding. The Company's indemnity obligations and duties as set forth in this Section 12.2 shall survive indefinitely the termination or expiration of this Agreement; provided, however, that the Company’s indemnity obligations and duties as set forth in this Section 12.2 shall terminate upon any felony conviction of the Contractor at any time.

13	NOTICE

Any notice required or permitted to be given hereunder shall be deemed to be sufficiently given and received in all respects if personally delivered or if deposited in the United States Mail, certified mail, postage pre-paid, return receipt requested, addressed to the addressee at its or his last address furnished to the sender in writing by the addressee for the purpose of receiving notices hereunder, or, unless or until such address shall have been so furnished, addressed to the addressee at the address indicated in the opening paragraph of this Agreement.

14	AMENDMENT

This Agreement may not be modified, amended, terminated or discharged except in writing and signed by the parties hereto.

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15	ENFORCEMENT FEES

The parties hereto acknowledge and agree that in the event of any dispute or proceeding initiated under this Agreement, the party prevailing in the ultimate award shall, in addition to the other remedies and damages actually awarded, be entitled to reimbursement of all reasonable attorneys’ fees and other out-of-pocket costs and disbursements incurred by the party in asserting its claims hereunder.

16	ENTIRE AGREEMENT

All terms, covenants and conditions of this Agreement are contained herein and there are no other warranties, obligations, covenants or understandings between the parties other than those expressed herein. Any and all agreements for solicitation of orders, as amended, modified, or supplemented, heretofore entered into between the parties hereto, or claims or compensation arising therefrom, are hereby canceled, terminated and released as of the effective date of this Agreement.

17	COUNTERPARTS

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed original, but all of which shall constitute one and the same instrument or by way of facsimile in its entirety. The exhibits attached hereto are an integral part hereof and incorporated herein by this reference. An executed facsimile signature shall be deemed an original.

18	SEVERABILITY

If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

19	WAIVER

The parties agree that if any provision of this Agreement shall under any circumstance be invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

20	GOVERNING LAW

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Nevada or any successor provision thereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

GOLDEN PHOENIX MINERALS, INC.

By:_____________________________
Name: David A. Caldwell
Title: President

CONTRACTOR:

________________________________
Dennis P. Gauger

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EXHIBIT A

DUTIES

Supervision of Accounting Staff

•

Directly supervise and train the Accounting Staff of the Company, currently comprised of one full time accountant, part time clerical assistant(s) and a part time accounting consultant working as an independent contractor.

•	Define the duties of and develop work plan for the Accounting Staff of the Company.
•	Perform monthly reviews of the financial statements of the Company and its joint ventures or affiliated entities over with the Company maintains administrative or management responsibility.
•

Assume the responsibility for and coordinate the use of outside consultants for the establishment of the Company’s accounting, budgeting and management reporting system currently in the process of development.

•	Be readily available to answer questions and provide day-to-day guidance to the Accounting Staff of the Company.

Assume the Role of Principal Accounting Officer

•	Serve as the “Principal Accounting Officer” of the Company, as that term is defined by the rules and regulations of the Securities and Exchange Commission (“SEC”).
•

Report directly to the President, Chief Executive Officer, the Board of Directors and the Audit Committee of the Company and be readily available to consult with and assist the Chief Executive Officer and other management of the Company in the performance of their duties.

•	Sign the officer certifications required of the Principal Accounting Officer in the Company’s quarterly and annual periodic filings with the SEC.
•	Attend meetings of the Audit Committee and Board of Directors as requested, and serve as a resource to the members of the Board of Directors and its committees as needed.

Under the Direction of the Audit Committee, Coordinate Relationships with the Company’s Outside Accounting and Tax Advisors

•

Under the direction of the Audit Committee, coordinate the services provided by the external auditors in the quarterly reviews and the annual audit of the Company’s financial statements, including the financial statements of joint ventures or other entities material to the financial statements of the Company for which the Company retains administrative or management responsibility.

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•

Under the direction of the Audit Committee, coordinate all other services provided by the external auditors, including consultation on accounting and reporting matters, income tax matters, and other required services.

•

Assume responsibility for the preparation of federal and state corporate income tax returns and related consultation, and recommend to the Audit Committee for approval the engagement all outside tax professionals.

•

Assume responsibility for the preparation of all employment and payroll related tax returns and reports, and recommend to the Audit Committee for approval the engagement of all outside payroll tax professionals.

Under the Direction of the Audit Committee, Assume the Responsibility to Lead the Company’s Sarbanes – Oxley Section 404 Internal Control Compliance Program

•	Under the direction of the Audit Committee, develop the plan for the Company’s compliance with Sarbanes – Oxley Section 404 Internal Control Compliance.
•	Identify the need for, select and recommend for approval to the Audit Committee the use of any outside consultants required to develop and complete the Company’s 404 Internal Control Compliance Plan.
•	Provide ongoing reports to the Chief Executive Officer and the Audit Committee of the Company’s progress in completing and implementing its 404 Internal Control Compliance Plan.
•	Recommend to the Chief Executive Officer and the Audit Committee changes in operating and accounting procedures necessary to strengthen internal accounting controls.

Take the Lead in SEC Compliance for the Company’s Financial Statements and SEC Reports

•

With assistance from the Company’s accounting staff, timely complete the financial statements, footnotes, and all financial related sections of the Company’s quarterly and annual reports filed with the SEC.

•

Coordinate with the Chief Executive Officer, the Audit Committee, outside legal counsel, and independent auditors the timely completion of all other sections of the Company’s quarterly and annual reports filed with the SEC.

•	Using compliance checklist tools, perform a compliance review of each report prior to its filing with the SEC.
•

In coordination with outside legal counsel, see that the Company is in compliance with and files all other necessary forms and reports with the SEC (Form 8-K, Forms 3,4 and 5 and other miscellaneous filings).

•	Determine the correct accounting policies and procedures and reporting practices of the Company, coordinating any required outside consultation as approved by the Audit Committee.

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EXHIBIT B

COMPENSATION SCHEDULE

December 2006:

$1,000 balance on consulting retainer applied to compensation

January 2007:

$4,000 due as follows:
-$2,000 paid by January 1, 2007

-$2,000 paid by January 16, 2007

February 2007:

$4,500 due as follows:

-$2,250 paid by February 1, 2007

-$2,250 paid by February 16, 2007

March 2007 and thereafter:

$6,000 per month due as follows:

-$3,000 paid by the 1st of each month

-$3,000 paid by the 16th of each month

On the Effective Date, Contractor is herby granted options to purchase one hundred thousand (100,000) shares of the Company's common stock (“Options”) pursuant to the terms and conditions of the Stock Option Agreement to be agreed to by the parties. One fourth of the Options shall vest every three (3) months resulting in one hundred percent (100%) vesting at December 18, 2007. The Options shall have a term of no less than five (5) years from the date of each vesting within which they must be exercised. The Options will be priced at $0.395, the closing price of the Company’s common stock as traded on the OTC Bulletin Board on December 18, 2006. If the number of outstanding shares of Company stock are increased or decreased, or such shares are exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, combination of shares, or other similar transaction, the aggregate number of shares of Company stock subject to any Options granted to Contractor under this Agreement, or in any future grant of options, shall be deemed proportionately adjusted. Such adjustment shall not change the aggregate purchase price applicable to the unexercised portion of the Options but shall have a proportionate adjustment in the price for each share covered by the Option. The Company agrees that it will use its best efforts to register the Options issued in connection with this Agreement pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended.